Exhibit 10.5

FORM OF PATENT LICENSE AGREEMENT

THIS PATENT LICENSE AGREEMENT (hereinafter “PLA”) is effective as of                                  (the “Effective Date”), by and between NCR Corporation, a Maryland corporation, having a principal place of business at 1700 S. Patterson Blvd., Dayton, Ohio 45479 (hereinafter “NCR”), and Teradata US, Inc., a Delaware corporation, having a principal place of business at 1700 S. Patterson Blvd., Dayton, Ohio 45479 (hereinafter “Teradata”), each hereinafter referred to as a “Party”.

RECITALS

WHEREAS, the Board of Directors of NCR has determined that it is in the best interests of NCR and its shareholders to separate NCR’s existing businesses into two independent businesses;

WHEREAS, in furtherance of the foregoing, it is appropriate and desirable to transfer the Teradata Assets to Teradata and its Subsidiaries and to cause Teradata and its Subsidiaries to assume the Teradata Liabilities;

WHEREAS, NCR and Teradata Corporation are executing a Separation and Distribution Agreement (the “Separation Agreement”), to which this PLA is an Ancillary Agreement;

WHEREAS, NCR and Teradata have conducted arm’s length discussions and negotiations with each other relating to cross-licensing each other’s patents, assuming that the Parties were not affiliated and that each Party was not previously licensed under patents of the other Party; and

WHEREAS, NCR and Teradata desire to enter into a payment-free, patent cross license arrangement, subject to certain fields of use;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article 1

DEFINITIONS

Except as otherwise expressly provided herein, all capitalized terms used herein have the meanings assigned to them in the Separation Agreement. As used in this PLA, the following terms shall have the meanings indicated.

1.1	“Capture Period” shall mean the period beginning on the Effective Date and ending on December 31, 2010.

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1.2	“NCR Patent Rights” shall mean:

(a) all patents issued in any country of the world that are owned or controlled by NCR or an Affiliate at any time during the Capture Period, and

(b) all patent applications filed in any country of the world that are owned or controlled by NCR or an Affiliate at any time during the Capture Period, and

(c) all patents and patent applications licensed by NCR or an Affiliate (to which NCR or an Affiliate has the right to sublicense without obligating NCR or an Affiliate to further payments to the patent holder) at any time during the Capture Period, including any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts of the foregoing.

1.3	“Teradata Patent Rights” shall mean:

(a) all patents issued in any country of the world that are owned or controlled by Teradata or an Affiliate at any time during the Capture Period, and

(b) all patent applications filed in any country of the world that are owned or controlled by Teradata or an Affiliate at any time during the Capture Period, and

(c) all patents and patent applications licensed by Teradata or an Affiliate (to which Teradata or an Affiliate has the right to sublicense without obligating Teradata or an Affiliate to further payments to the patent holder) at any time during the Capture Period, including any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts of the foregoing.

1.4	“Patent Rights” shall mean collectively the NCR Patent Rights and the Teradata Patent Rights.

1.5	“NCR Fields” shall mean software, hardware, components, systems, data models, tools, utilities, processes, methods, and services for or relating to:

(a) Self-service terminals (SSTs), including, but not limited to, automated teller machines, kiosks, self checkout terminals, airline, hotel and hospital check-in and/or check-out terminals, bill payment terminals, statement terminals, and information terminals;

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(b) Point of sale (PoS) equipment, including, but not limited to, terminals, scanners, printers, and other peripherals used or suitable for a retail environment;

(c) Consumable media products, including, but not limited to, printer cartridges, printer ribbons, printer paper, receipt/check paper, and business forms;

(d) Payment item processing, including, but not limited to, readers, imagers, analyzers, validators, and sorters for checks, remittance slips, and other payment items;

(e) Radio-frequency identification (RFID) taggants and readers; and

(f) Taggants comprising host matrices (such as silica) doped with one or more luminophores (such as rare earth elements), readers for such taggants, and authentication systems for validating such taggants.

1.6	“Teradata Fields” shall mean software, hardware, components, systems, data models, tools, utilities, processes, methods, and services for or relating to:

(a) data warehousing, including, but not limited to, aggregating, storing, organizing, and processing large amounts of data received from other systems (including, but not limited to, data received from systems in NCR Fields) using database system software in a data warehouse, and aggregating, storing, organizing and processing data on a smaller scale for a particular decision-support purpose in a data mart; and

(b) analytical solutions designed primarily for analyzing data from or stored in one or more databases, including, but not limited to, customer relationship management, supplier relationship management, and inventory/supply/demand management.

Article 2

LICENSE GRANT

2.1	NCR hereby grants to Teradata, and Teradata hereby accepts upon the terms and conditions hereinafter specified, a non-exclusive, irrevocable (except as set forth in Article 5), worldwide, non-transferable (except as set forth in Section 7.3), payment-free, fully paid up, license under the NCR Patent Rights during the term of this PLA to use, make, have made, sell, offer to sell, repair, and import any product or service in the Teradata Fields covered by the NCR Patent Rights. Teradata acknowledges and agrees that NCR expressly reserves all rights to the NCR Patent Rights, other than the licenses and rights expressly granted to Teradata pursuant to this Article 2.

2.2

Teradata acknowledges and agrees that the license and rights to the NCR Patent Rights granted to Teradata pursuant to this PLA do not include the right to grant sublicenses, except to Affiliates of Teradata (but only for as long as they

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remain an Affiliate), and are not transferable or assignable by Teradata to any other individual or entity except as set forth in Section 7.3.

2.3	Teradata hereby grants to NCR, and NCR hereby accepts upon the terms and conditions hereinafter specified, a non-exclusive, irrevocable (except as set forth in Article 5), worldwide, non-transferable (except as set forth in Section 7.3), payment-free, fully paid up, license under the Teradata Patent Rights during the term of this PLA to use, make, have made, sell, offer to sell, repair and import any product or service in the NCR Fields covered by the Teradata Patent Rights. NCR acknowledges and agrees that Teradata expressly reserves all rights to the Teradata Patent Rights, other than the licenses and rights expressly granted to NCR pursuant to this Article 2.

2.4	NCR acknowledges and agrees that the license and rights to the Teradata Patent Rights granted to NCR pursuant to this PLA do not include the right to grant sublicenses, except to Affiliates of NCR (but only for as long as they remain an Affiliate), and are not transferable or assignable by NCR to any other individual or entity except as set forth in Section 7.3.

2.5	All licenses granted pursuant to this Article 2 under any patent or patent application owned or controlled by a Party shall continue for the entire unexpired term of such patent or patent application, notwithstanding the expiration of the Capture Period or termination of this PLA.

2.6	All licenses granted pursuant to this Article 2 under any patent or patent application licensed by a Party shall continue until the license ceases pursuant to the terms of the grant to the Party, notwithstanding the expiration of the Capture Period or termination of this PLA.

2.7	All licenses granted pursuant to this Article 2 are “pass-through” licenses and shall inure to the benefit of the direct and indirect customers, vendors, suppliers, distributors, dealers, contractors and subcontractors of the Parties, to the extent those customers, vendors, suppliers, distributors, dealers, contractors and subcontractors purchase, acquire, make or sell products or services of or for a Party.

Article 3

PAYMENTS

3.1	No payment is due under this PLA by either Party. The licenses granted hereunder are fully paid up.

Article 4

PATENT FILINGS

4.1	Each Party hereby agrees to file patent applications during the Capture Period in a timely manner according to generally accepted good filing practice, and as though this PLA was not in existence between the Parties.

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Article 5

TERMINATION

5.1	Unless otherwise terminated as provided in this Section 5.2, this PLA shall remain in force and effect until the last to expire of the Patent Rights, and shall thereupon terminate.

5.2	Either Party (as a “Non-Defaulting Party”) may terminate this PLA by providing written notice to the other Party (as a “Defaulting Party”), if the Defaulting Party materially defaults under this PLA and fails to cure such default within sixty (60) days of receipt of written notice of such default from the Non-Defaulting Party.

5.3	Except where the contrary is specifically indicated in this PLA, any termination of this PLA shall be without prejudice to the following rights and obligations which shall survive any termination to the degree necessary to permit their complete fulfillment or discharge:

(a) Any cause of action or claim of either Party accrued or to accrue, because of any breach or default by the other Party.

(b) The licenses granted pursuant to Article 2 to the Non-Defaulting Party.

Article 6

REPRESENTATIONS; DISCLAIMER; LIMITATION OF LIABILITY

6.1	Except as set forth herein, neither Party makes any express or implied warranty or representation with respect to the Patent Rights, including without limitation any warranty or representation regarding the usefulness, merchantability, functional effectiveness, safety, performance or fitness for any particular use of any products or services covered by the licenses granted hereunder.

6.2	IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES SUFFERED OR INCURRED IN CONNECTION WITH THIS PLA OR THE LICENSES GRANTED HEREUNDER.

6.3	No representation or warranty is made by either Party that any product or service manufactured, used, sold or otherwise disposed of by the other Party under this PLA will not infringe directly, contributorily or by inducement under the laws of the United States or any foreign country, any patent or other intellectual property right owned or controlled by any third party and neither Party shall be liable either directly or as an indemnitor to the other Party as a consequence of any infringement of any such third party patents.

6.4	Teradata represents and warrants: (a) that it has the full power to enter into this PLA; and (b) that it has not entered into and shall not enter into any agreement

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with another party which is inconsistent or in conflict with this PLA in any respect.

6.5	NCR represents and warrants: (a) that it has the full power to enter into this PLA; and (b) that it has not entered into and shall not enter into any agreement with another party which is inconsistent or in conflict with this PLA in any respect.

6.6	Each Party further represents and warrants that in executing this PLA, it does not rely on any promises, inducements, or representations made by any Party or third party with respect to this PLA or any other business dealings with any Party or third party, now or in the future.

6.7	Other than the express warranties of this Article, there are no other warranties, express or implied or statutory.

Article 7

MISCELLANEOUS

7.1	Governing Law and Venue. This PLA and the rights of NCR and of Teradata hereunder shall be interpreted, governed, construed, applied and enforced in accordance with the provisions of the Separation Agreement, which is incorporated herein by reference.

7.2	Notice. Any notice or request required or permitted to be given under or in connection with this PLA or the subject matter hereof shall be deemed to have been sufficiently given when dispatched in accordance with the provisions of the Separation Agreement, which is incorporated herein by reference.

7.3	Assignment. This PLA is not assignable by either Party except with the transfer to a third party (the “Acquiring Party”) of the entire business (the “Acquired Business”) of one of the Parties (the “Assigning Party”), subject to the following:

(a) No assignment shall be made to the Acquiring Party without prior written notice by the Assigning Party to the other Party (the “Non-Assigning Party”), but the Non-Assigning Party’s consent is not required for such assignment;

(b) The licenses granted under this PLA shall inure to the benefit of, and be binding upon, the successors and permitted assigns of both Parties, but the licenses acquired by the Acquiring Party shall only extend to the Acquired Business, and only for so long as the Acquired Business is operated as a separate business, division or product line of the Acquiring Party; and

(c) Any assignment pursuant to this Section 7.3 shall not terminate, impair or in any way change any obligations or rights which the Non-Assigning Party would have had if such assignment had not occurred. Any purported conveyance or other attempt by either Party to confer or extend the benefits and privileges of this PLA to any third party, other than as provided in this Section 7.3, shall be void and ineffective.

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7.4	No Construction Against Drafter. If an ambiguity or question of intent arises with respect to any provision of this PLA, the PLA will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of authorship of any of the provisions of this PLA.

7.5	Facsimile Original. Except as otherwise stated herein, in lieu of the original documents, a facsimile copy of the original documents, or a copy produced from a digital file (for example, a TIFF or PDF file) containing an image of the original documents, shall be as effective and enforceable as the original documents.

7.6	Publicity. Except to the extent necessary to implement and/or enforce the terms of this PLA or as expressly set forth in this paragraph below, all terms herein shall be kept confidential. Notwithstanding the foregoing, either or both parties may disclose such to the extent required for legal, accounting, insurance, auditing, SEC disclosure and tax purposes.

7.7	Export Controls. Each Party shall comply with all export laws, restrictions, national security controls and regulations of the United States, and all other applicable foreign agencies and authorities.

7.8	Entire Understanding. This PLA, the Separation Agreement, the other Ancillary Agreements and the Exhibits, Schedules and Appendices thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

7.9	Exclusivity. This PLA is not exclusive. Either Party may enter into negotiations or agreements with any third parties concerning that Party’s Patent Rights, without any accounting or liability to any other party, other than as expressly provided for herein.

7.10	Dispute Resolution. Disputes shall be resolved as specified in the Separation Agreement, which is incorporated herein by reference.

7.11	No Waiver. No failure or delay to act upon any default or to exercise any right, power or remedy hereunder will operate as a waiver of any such default, right, power or remedy.

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IN WITNESS WHEREOF, each of the parties hereto has caused this PLA to be executed by their respective duly authorized officers or representatives.

NCR Corporation	Teradata US, Inc.

By:	By:

Print:	Print:

Title:	Title:

Date:	Date:

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